Fourth Quarter 2007 Conference Call

Page #

EXHIBIT 99.2

To 8-K dated January 28, 2008

Fourth Quarter and Year-End Earnings Release

Seacoast Banking Corporation

Dennis S. Hudson

January 24, 2008

10:00 a.m. Eastern Time

Operator:

Good morning, ladies and gentlemen, and welcome to the Fourth Quarter Earnings Results Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.  I’ll now turn the call over to Mr. Dennis S. Hudson.  Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much, and welcome to Seacoast’s Fourth Quarter 2007 Earnings Conference Call.  We want to apologize for the small delay here.  There was some confusion regarding our passcode and we wanted to allow enough time for folks to make sure they could get on the call.

Before we begin, I’d like to direct your attention to the statement contained at the end of our press release concerning forward statements.  During the call, we are going to be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and so our comments are intended to be covered within the meaning of that Act.  We have also posted a few slides on our website, which we will refer to in our comments.  Feel free to visit www.seacoastbanking.com and click on Presentations at the bottom of the Investor Relations listing to view those slides as we continue with our comments.

With me in the room today is Bill Hahl, our Chief Financial Officer; as well as Doug Gilbert, our Vice Chairman and Chief Credit Officer; Jean Strickland, our Chief Operating Officer; and also Russ Holland, who is in charge of our commercial real estate lending.

Seacoast’s earnings this quarter continue to be affected by the very soft residential real estate market in Florida.  Earnings for the quarter were actually up from last quarter when we provided a large boost to our reserve.  We are $0.10 per share for the quarter and $0.68 per share for the year, excluding a securities restructuring that occurred earlier in the year.

As anticipated, nonperforming loans continue to grow this quarter and grew by about $20 million, with most of the nonperforming loans related to residential development loans and land loans.  At year end, nonperforming loans totaled around $67 million, with a little more than half of that amount comprised of either land loans or development loans related to the residential market.  Approximately 30 percent of our nonperforming loans were various commercial properties, with a good portion of those owned by developers of residential properties who are themselves experiencing cash flow problems.  We also are carrying one low-rise completed condo project construction loan that is located right here in our market, and that comprises around 11 percent of nonaccruals.  This project is fully completed and experienced a complete fallout of pre-sold contracts.  We believe we are well covered with project equity and are moving forward to foreclosure.  Finally, the balance of nonaccruals, which would total approximately 6.5 percent, would be individual consumer residential properties.

During the quarter, we saw our charge-offs increase to around $4.5 million with most of the increase attributable to a charge-down of a residential development acquisition and development loan that was considered impaired earlier in the year.  We created a specific reserve for this credit that grew over the past couple of quarters, and this quarter we confirmed the reserve balance of the loss and charged off the loan down to reflect the fair market value of the collateral, as the project is now moving into foreclosure.

Unlike other issues affecting the banking industry today, our credit exposures remain relatively straightforward and quantifiable.  We were among the first banks in Florida to recognize the impact of a dramatic slowing in residential sales activity in late 2006.  At that time we undertook an extensive review of our developer and builder relationships and have been taking action since then to reduce these exposures.  Since that time we continue to closely monitor on a monthly basis all of those exposures and carefully examined collateral values associated with troubled loans. By aggressively facing current market realities, and doing so early on, we will be positioned to more quickly improve our performance in the future as we cycle through this period.

Now I’d like to turn the call over to Bill for a few comments on earnings and the margin, as well as our loan and deposit growth for the quarter.  Bill.

William Hahl:

Thanks Denny.  As Denny mentioned, I’m going to cover revenue and loan growth, deposit costs and growth, credit quality impacts for the quarter and noninterest expenses.

Total revenues for the quarter were $26.6 million compared to $27.1 million in the third quarter 2007 and were also lower than the $27.4 million the same quarter a year ago.  These results reflect solid loan growth for the year, offset by the impact of increased nonaccrual loans.

Noninterest income improved linked-quarter for service charges and EFT fees on deposits, mortgage banking fees, marine finance fees, but were offset by lower wealth management revenues.  Net interest income was increased by a greater leverage from seasonal deposit growth, but was offset by the effects of increased nonaccrual loans, lower yields on prime-based loans and slower loan growth in the fourth quarter.  Also, the net interest margin was impacted by lower floating rate earning asset yields from rate reductions and from strong deposit competition which slowed our ability to immediately reprice our deposits.  These factors resulted in reducing interest income for the quarter by $320,000 or 0.85 percent linked-quarter and helped drive a $423,000 decline in net interest income.

While the Fed has lowered rates 100 basis points this year and nonperforming assets have increased to approximately $67 million, total revenues for the quarter were down just $482,000 or 1.7 percent compared to the first quarter this year.  This indicates that we have had good growth in our franchise as evidenced by annual growth rates for loans and deposits.

Loans grew at an annualized rate of 12 percent for the first nine months, but loan growth slowed in the fourth quarter and we finished at 9.5 percent for the year.  This was consistent with our prior guidance that loan growth would be likely to be lumpy quarter-to-quarter as a result of unpredictable loan paydowns on problem loan resolutions and completed residential construction loan projects.

Going forward, loan growth is likely to be slower in 2008 and vary quarter-to-quarter as a result of the same issues that impacted this quarter.  Our expansion into Broward County continues to have favorable loan results, as does our addition of senior lenders in the Orlando market.  Loan pipelines in these markets remain good, so we believe loan growth for 2008, while slower, will still contribute to earnings.

Now I have a few comments on deposit growth and costs.  Total deposits for the year increased by $96.3 million or 5.1 percent.  While competition for deposits remained strong throughout the fourth quarter, we were able to lower deposit rates as the Fed lowered its benchmark rate. The total costs of deposits decreased to 2.93 percent, down 8 basis points linked-quarter and better than the third quarter results which increased 13 basis points.  The overall rate paid on interest-bearing liabilities declined 17 basis points to 3.71 percent linked-quarter.  Besides normal seasonal deposit growth this quarter, public fund customer deposits grew from the transfer of deposits from a state run money fund because of credit concerns related to some of the investments held by the fund.

Consistent with our prior comments, deposit mix year-over-year has resulted in pressure on the net interest margin.  Average noninterest-bearing deposits as a percent of total loans declined to 18 percent compared to 22 percent a year ago, and average timed deposits increased to 32 percent of total loans compared to 30 percent a year ago.  While competitors initially continued with its aggressive deposit offerings in the fourth quarter, many have more recently reduced their rates. These deposit mix changes and competition will likely to continue to pressure the margin, but will be offset by lower interest rates due to future Fed actions to lower interest rates.  Therefore, net interest income will depend on loan growth, problem loan resolutions, organic deposit growth, and declines in the cost of interest-bearing liabilities, offset by future increases in nonaccrual loans and lower yields on prime-based loans.

Management recognized the need to improve organic deposit growth going forward and has worked with an outside consultant in the fourth quarter to implement new strategies in its retail branches. The objective is to improve deposit mix and have higher deposit growth within the Company’s footprint as we emerge from the negative impacts of the credit cycle.

Now a few comments on credit quality impacts: As Denny mentioned, nonperforming assets have increased approximately $22 million this quarter to $67.6 million or 3.56 percent of loans plus other real estate loans or other real estate outstanding at year end.  As indicated last quarter, nonperforming loan balances will experience variability over the next few quarters and consequently will produce a drag on net interest margin and net interest income.  This quarter the NPAs reduced net interest income by approximately $1.2 million and our provision for loan losses totaled $3.8 million, a decline of $4.6 million from the third quarter’s provision.

Pro forma operating results, without the non-cash provision of $3.8 million, totaled $4.2 million or $0.22 per share.  This indicates that the Company continues to produce decent pre-provision quarterly earnings even in a quarter with slower loan growth, and that much progress has been made in growing the franchise and that our efforts to date will lead ultimately to improved performance as the impacts of the credit cycle moderate.

Finally, I have a few comments on noninterest expenses.  During the third quarter conference call, we indicated we believed the current quarter overhead run rate would be approximately $19 million for the fourth quarter.  Actual noninterest expenses for the fourth quarter totaled $19.8 million.  During the fourth quarter, the Company recorded its portion of the Visa litigation and settlement costs and an additional accrual for unfunded loan commitments for a total expense of $700,000.  The Company believes that there’s a good possibility it will recover these amounts in the future.

Last quarter we reported that costs savings were identified and should total approximately $3.5 million annually, to be fully implemented by the beginning of the second quarter 2008.  Offsetting these cost savings are costs for branch expansion within the Company’s footprint and the full year impacts of the added revenue producing personnel and market expansion during 2007.  In 2007, we hired additional loan producers and other key personnel to take advantage of growth opportunities in our markets and from the disruption that was occurring in our existing markets.  These overhead additions have resulted in loan and deposit growth and increased fee income this year.  We are going to evaluate our success in further growing revenues, loans and deposits each quarter in 2008 and make further overhead adjustments as necessary.

Denny.

Dennis S. Hudson III:

Thanks Bill.  As you just heard, we have made some progress and are prepared to take further action if needed to address overhead in the year ahead.  We are pleased in particular with our progress in terms of deposit growth this quarter.  We did see more significant seasonal growth in deposits this quarter which was welcomed.  It will also be important for us to carefully manage down our deposit costs in the current interest rate environment.  I am also encouraged by the recent rally in the ten-year government which, if it holds together with seller pricing concessions, could be very helpful to bringing stability to the housing market in the coming months.

I can’t let this moment pass without a few comments regarding our positioning in the industry. While we continue to maintain a very large residential mortgage portfolio or consumer mortgage portfolio, we have never originated nor have we owned any exposure to subprime lending, Alt-A loans, no-doc loans, option ARM loans, or any of the so-called exotic residential loans.  We have also never engaged in residential loan warehouse lending, nor have we been a purchaser of brokered residential loans.  As a result, our consumer and residential mortgage portfolio and its asset quality continues to outperform recent industry trends.  We lost residential market share over the past few years as others aggressively marketed these new exotic mortgages to our customers. Today those customers are returning to sanity and returning to us as well as other local providers.

So as the industry returns to go old fashioned blocking and tackling, it’s important for us to stay focused on what we do best and that is building solid long-term relationships with our customers. I appreciate the job all of our associates are doing in this very difficult period. They are working long and hard hours under challenging circumstances and deserve all the credit for the improvements we’ll begin to deliver in the months ahead.

With that, I’ll turn the call open to questions.

Operator:

Thank you.  We will now begin the question and answer session. If you have a question, press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash key.  If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if there are any questions, press star then one on your touchtone phone.

Our first question is from Michael Pramontana from Smith Barney; please go ahead.

Michael Pramontana:

Yes, I was wondering how secure the dividend is now with lower earnings?

Dennis S. Hudson III:

Right.  Well first of all, if we felt we needed to reduce our dividend, we would certainly say so.  I would only point out that while our earnings have been impacted by higher credit costs, and while we are certainly disappointed at that, we have continued to remain profitable.  Most important, I think, is the fact that our capital ratios remain very strong.  In fact, they are stronger than other banks in Florida and other banks around the country, and our capital ratios have actually grown and shown some improvement over the past 12 months.  In fact, our capital ratios today are stronger than they were in early 2007.  Our growth rates in the near-term, in terms of balance sheet growth, are expected to remain somewhat subdued given the environment, so we see no pressure on capital coming from growth or coming from negative earnings.  So while we don’t see our dividend increasing in the near-term, we don’t presently have any plans to reduce it.

Michael Pramontana:

Thank you.

Operator:

Next question is from Christopher Marinac from Fig Partners; please go ahead.

Christopher Marinac:

Hey Denny, good morning.

Dennis S. Hudson III:

Good morning.

Christopher Marinac:

Could you talk about the demand function of what you’re seeing in commercial real estate, both in your part of the state as well, I mean in the Treasure Coast, as well as elsewhere?

Dennis S. Hudson III:

Demand, are you referring to residential demand?

Christopher Marinac:

Yes, but also commercial as well.

Dennis S. Hudson III:

Oh okay.  You know we still have pipelines and we were still open for business and still doing loans.  I would say on the residential side, you hear some anecdotal discussion of buyers beginning to move back in and bottom fish.  We have seen some nice price reductions occur on the residential side over the last quarter or two, but it’s certainly too soon to call that an improvement at this point.  Russ, any comments on commercial demand, kind of what you see?

Russ Holland:

The commercial demand obviously has slowed because of the markets we operate in.  We still do have a respectable pipeline, as Bill pointed out.  We have staffed up some of our lending teams, so our pipeline in Broward and Orlando represents two-thirds of our current commercial pipeline.

Dennis S. Hudson III:

So things are certainly a little bit sluggish on the commercial side.  I would also say that we are remaining very, very cautious. There are certain parts of the commercial market that we think will feel the effects of the spillover in the residential area, for example retail, and we are very cautious about certain aspects of the commercial market.

Christopher Marinac:

Okay, and then as you’ve gone through this process of going through the portfolio the last few quarters, how do your appraisals stand in terms of their timeframe—when they were last updated?

Dennis S. Hudson III:

Generally speaking, with any of the problem credits that we’ve been dealing with, the appraisals that we are relying on have been done in the last 30 to 60 days, generally speaking.  We don’t just rely on the independent appraisal; we also have a team of folks internal to our Company who are challenging all of the assumptions used in those independent appraisals and, if need be, are making further adjustments on our own….

Jean Strickland:

Downward.

Dennis S. Hudson III:

…downward.  So we feel as of right now we understand where current values are, and we are working hard to make sure that those values, the reality of those values, are reflected in the numbers that we’ve presented.

Christopher Marinac:

Great, and then the last question just has to do with interest reserves:  How prevalent is that in your construction portfolio and is that at all any precursor to future issues?

Dennis S. Hudson III:

There’s very little of that left.  Most of the early growth in nonperformers, or some of it, had to do with us not funding any of that.  So we did very little of that generally over time, really probably more so as a function of the size of loans we are doing.  We’re not doing gigantic loans here, and we were looking at guarantor strength over the last year to handle a lot of the carrying charges; and a lot of that guarantor strength has weakened over the last year, so I would say very little of that.

Christopher Marinac:

Okay, very well. Thanks very much.

Operator:

Next question is from Andrew Lassak from Bowfish Trading; please go ahead.

Andrew Lassak:

Yeah hi.  I’ve got a question, on your current nonaccruals, of the $67 million, what is the actual amount of reserves that you’re holding against it?

Dennis S. Hudson III:

Well, I think in our release we talked about impaired loans and we have a portion of our impairment reserve included in that, but the reserve is a general reserve on the whole portfolio.  Generally speaking, on a nonaccrual loan, if there’s been a confirmed loss, we would write that nonaccrual loan down.  I mentioned in my earlier comments, substantially all of the loan loss we took this quarter had to do with writing down some of those loans.

Andrew Lassak:

On your portfolios that you have, obviously your residential, your commercial and your construction and development, the problem seems to be coming from the construction and development.  As we’ve seen in our local economic markets and across the nation, that obviously has been a major issue.  How comfortable are you with your current portfolio of the additional, of the $299 million going forward?  Have you seen any loans in the last 23 days, since the end of your quarter, is it a similar percentage moving into nonaccruals?  I mean, are you comfortable with that portfolio going forward or are you still very weary of what you’re seeing?

Dennis S. Hudson III:

Well, I guess all I can say is that we have looked very carefully at that entire portfolio.  The reason we disclosed that number, it was something we talked about the last couple of quarters, kind of trying to scope the size of the residential construction and land development portfolio. That’s what we have been monitoring very, very carefully for over a year now; and that monitoring has been occurring on a daily, weekly, monthly basis for all of those credits.  All I can tell you is we have done what we think is a pretty conservative job at looking at the condition of each and every one of those credits and where appropriate they have been marked nonaccrual.

Andrew Lassak:

Right.  Have you had to go… Have you been able to…  Well let me ask you this: On any of your foreclosures and actual liquidations that you have had to do or have done in that portfolio, would you say that what your appraisal values are and what you’ve been getting in the marketplace have been congruent?

Dennis S. Hudson III:

Yeah, I would say so. I mean again all I can say is we have been very careful, number one, to make certain that we have the most currently available data that would be used to evaluate the carrying value of any of those assets; number two, we have obtained that from qualified independent sources; and number three, we have our own team of people who are highly qualified reviewing that information and either confirming that they agree with the value or in some cases creating more conservative estimates.  So we have done the best job we can.  We believe that the values that we hold today are supported by market transactions.

Andrew Lassak:

Right.  But what I’m asking is:  Has any current market transactions shown that those numbers have been congruent?

Dennis S. Hudson III:

Well we received… I will say we’ve received a handful of payouts and paydowns on credits that were consistent with our carrying value.  This past quarter we had, I believe, a $4.5 million credit refinance and payoff and that was about where we thought, we felt comfortable with the value and I guess there was another party that agreed with us.

Douglas A. Gilbert:

Denny, it might be helpful to say that we, at this point, we have not taken any A&D loans all the way through the foreclosure process.  The only actual foreclosures we have in OREO are some kind of cats and dogs of residential loans.  But at this point, even though we have some in the foreclosure process, we can’t answer his question because we haven’t brought one all the way through.  But we have seen, as Denny said, the ones that have paid-off have been paid-off in support of what we thought the value of the ones that we have liquidated were.

Dennis S. Hudson III:

Hope that helps.

Andrew Lassak:

Yeah, you did answer my question.  You guys have a great franchise and best of luck. Thanks.

Dennis S. Hudson III:

Thanks.

Operator:

Our next question is from Wilson Jaeggli from Southwell Partners; please go ahead.

Wilson Jaeggli:

Thank you.  Good morning.  Could you tell us what OREO is here in the quarter?

William Hahl:

$735,000.

Wilson Jaeggli:

I’m sorry, you broke up.  What did you say?

William Hahl:

$735,000.

Wilson Jaeggli:

$735,000.  Could you help us here?  When you have a confirmed loss, I know you just mentioned that very few things have gone through the process and no A&D loans have, but some residential construction loans have where they’ve either gone into OREO or foreclosure and basically where you have a confirmed loss, could you give us an idea of what percent that confirmed of that eventual evaluation is?  What percent that is of the original loan?  Give us feel, in other words, for what you having when you actually…. You know the question; when you basically go through the process here, what kind of write-downs do you have to take on your original loan?

Dennis S. Hudson III:

Well let me just tell you this:  With regard to raw land and sort of improved vacant property and that sort of thing, which is where we are seeing the most significant valuation adjustments, it’s pretty clear that there has been—it varies widely from project-to-project and loan-to-loan—but it’s not hard to imagine there has been a good 40 to 40-plus percent decline in value, and maybe a 50 percent decline in value, from a level that we saw two or three years ago.  We never bought into some of the super inflated values we saw over the last two years; but what we felt was maybe a supportable value two years ago, that we would have agreed with and underwritten to, we have seen a pretty solid 40 to 50 percent decline in value.

On the residential side where you’re looking at improved properties and the like—again, it can be very, very dramatically different from house-to-house—but there has been a very clear 15-plus percent decline in average home prices in most of the markets we’re in.  So the losses that we have taken or the write-downs we’ve created and the provisioning we’ve taken reflect those kinds of broad-based numbers.  It’s very dangerous for me to give you that number because it does vary significantly.  We have others where we have seen very little decline.

Wilson Jaeggli:

I understand.  In the land loans, are there personal guarantees on most of those loans?

Dennis S. Hudson III:

Yeah, on virtually…  Matter of fact, I would say on every single case there are personal guarantees and…

Jean Strickland:

Every one of them.

Dennis S. Hudson III:

…every one of them.  I will tell you, one of our larger nonperforming loans has been reduced by personal guarantees. I think our holding value has been reduced around…what, on that one about $3 million or so…

Douglas A. Gilbert:

$2.5 million

Dennis S. Hudson III:

$2.5 to $3 million in the last two quarters, so I mean we are actively pursuing those guarantees.  We tend to not book those unless we collect them.

Wilson Jaeggli:

You gave us an idea for raw land and residential here.  You mentioned you had one condo project that was approximately 11% of NPAs.  What kind of percent decline have you seen there?  Is that along the same lines of 40% or so or…

Jean Strickland:

There’s no loss in that. That has been reviewed and no loss has been identified on it.

Wilson Jaeggli:

That’s great.  When you have no loss like that, is that simply because your original loan to value was quite low; or if you have seen a decline in property value, why is there no loss in that kind of loan?

Dennis S. Hudson III:

Because it was…

Jean Strickland:

The equity upfront.

Dennis S. Hudson III:

…the equity upfront in the project and the loan to value in the underwriting originally.  In that particular case, I believe there were deposits placed on the loan that further reduced our exposure, and those folks walked away from those deposits.

Wilson Jaeggli:

I see.  So you basically did a quality underwriting job, right?

Dennis S. Hudson III:

Well, we’d like to think so, but we’re not at all happy that it’s on nonaccrual, I can tell you that.

Wilson Jaeggli:

I’m sure you’re not.  What is the average loan size for construction loans?

Dennis S. Hudson III:

We don’t have that information and haven’t published it.  It’s going to vary from….  The ones I’m sure you’re more concerned about would be project financing and that sort of thing, and our loan size is going to average in the $3 to $7 million probably, something like that.

Wilson Jaeggli:

Okay, $3 to $7.  Your 30 to 89 days past due, what is that number please?

Dennis S. Hudson III:

We’ll be filing that with our call report and the like.  It’s not a number we’ve got out there, but I can tell you there’s no substantial change from last quarter.

Wilson Jaeggli:

Okay, that’s great. Thank you very much.

Operator:

Our next question is from Charles Beauregard from McBeau Capital; please go ahead.

Charles Beauregard:

Hi.  I was just wondering a little bit about the other side of the balance sheet, namely the decline in demand deposits that you’ve had.  Could you talk a little bit about that, and is that an area in which your consultants are providing you advice and what the advice might be?

Dennis S. Hudson III:

Well, we’ve been talking about that for over a year. What we have seen is not a decline in a business or a decline in customers but we’ve seen a very clear cut decline in average balances, particularly in our demand deposit area over the last 18 months or so, particularly intensive declines that occurred early in 2007 and, as you dig down and look at it, you will find that entirely related to the declining real estate markets in Florida.  We bank…  We have a lot of relationships with escrow agents, title companies, attorney trust accounts and the like and those really drove down average balances in the context of the last year plus. That seems to be stabilizing. I think we have talked about it stabilizing the last quarter or two.

The work that we mentioned with our consultants has to do with the fact that we have a remarkable consumer deposit franchise in our footprint. Today we have more branch locations in our core legacy markets than Wachovia and Sun Trust and all the very large players in those markets.  We have a remarkable footprint; we have a remarkable franchise within the footprint; and we think looking ahead over the next couple of years, it’s important to bring increased focus to the further development and growth of that existing franchise.  So we’ve worked with some folks, really over the last six months or so, to bring greater focus on activities we need to undertake to continue to support and grow our retail franchise.  We do that because we think it’s going to be a more difficult environment on the commercial side of things here over the next couple of years.

Charles Beauregard:

Thank you very much.

Dennis S. Hudson III:

Sure.

Operator:

Next question is from Gary Tenner from SunTrust Robinson Humphrey; please go ahead.

Gary Tenner:

Morning.

Dennis S. Hudson III:

Good morning.

Gary Tenner:

Just a couple of questions. The first related to that condo credit that you said is 100% completed, and I think you said you have initiated the foreclosure process on it.  What is your bias on that type of credit in terms of holding it for some period of time and selling the units and getting made whole, versus selling it for some sort of discount and sort of clearing it off the books?  How do you view that and what type of secondary market is there right now for that product?

Dennis S. Hudson III:

You want to answer that, Russ?

Russ Holland:

On that particular project and any project like that, we would seek to the sell the loan or the asset in hold to a bulk purchaser.  We would not be contemplating holding any real estate or selling out retail.

Gary Tenner:

Do you have a sense from folks that you’ve talked to, what sort of discount the secondary markets looking for on a finished condo project in your market?

Jean Strickland:

We valued it on a bulk sale basis.  We take the most conservative approach to the valuation, which is the bulk sale, so we believe that we considered the fact that it would be a bulk sale and there would be a discount in our valuation.

Dennis S. Hudson III:

Right. But in answer to your question, I mean there’s a lot of liquidity out there and the pricing is all over the board. I can tell you that we have sold a handful of loans over the last couple of quarters and those have been sold generally at par, but we have had all kinds of offers that were substantially lower than that as well.  So it’s kind of a “wild west” out there in terms of offers for loans right now….

Gary Tenner:

Right.

Dennis S. Hudson III:

The key is for us to take a realistic view of the valuation of that collateral, those kinds of pieces of collateral, and to make sure that we have it booked at a number that we feel is very supportable.

Gary Tenner:

Great. I think I missed this at the outset, Denny, you had sort of given the top three components of NPLs.

Dennis S. Hudson III:

Yeah.

Gary Tenner:

I caught the last two, which were the condo and the 6.5% individual consumer…

(Cross talk)

Dennis S. Hudson III:

I think I said about 50 percent of it was either land or residential developed land, which is about 50 percent. About 30 percent is in true commercial real estate-type credit or commercial land, nonresidential in other words.  I mentioned that oddly enough the bulk of that 30 percent are actually related to borrowers; although, it may be a commercial piece of property, they are borrowers who are themselves, unfortunately, entangled in large residential exposures that we may not have on our books.

Gary Tenner:

Great. Thanks.

Dennis S. Hudson III:

So they’re experiencing stress on that side of their business and are unable to perform satisfactorily even on a commercial piece.

Gary Tenner:

Okay great.  Just one last question regarding the public funds deposits. We’ve seen from a couple banks in Florida this quarter that, as you’ve pointed out, there have been some issues with the state pools.  Can you quantify what the addition was in public funds in the quarter?  If I missed that, I apologize.

Dennis S. Hudson III:

I don’t think we had that number, that we gave, but it’s…

William Hahl:

It’s approximately…  If you recall, Gary, we get pretty good seasonal deposits from our municipalities. Just the state pool is probably in the range of $30 to $50 million additional that came in.

Dennis S. Hudson III:

So the growth in deposits was seasonal impacts from some of our institutional clients, as Bill said, and we also had this double whammy with the state pool, people expressing concern over that, and justifiably so.  But the other issue is just general seasonal growth in all deposit categories.

Gary Tenner:

Great, thanks for the color.

Operator:

The next question is from Tom Wasserman from Wasserman & Associates; please go ahead.

Tom Wasserman:

Hello.

Dennis S. Hudson:

Hello.

Tom Wasserman:

This is kind of naïve question; I’m not an analyst, but does your goodwill asset having any participation in the strong capital ratios you referred to?  Also, when I think about the capital to total assets ratio, how does that compare in your mind’s eye to other banks and, for instance, to what a regulator might think of as a strong ratio in that particular one?

Dennis S. Hudson III:

Well, the ratios I was referring to really would have been our Tier I to total assets or adjusted assets ratio.  I think we indicated that it’s in excess of 10 percent.  Our total risk based ratio—these are two very critical ratios to regulators—is at approximately 12 percent.  The minimum to be considered “well capitalized” by regulators on total risk based is 10 percent, and we are at 12 percent, roughly.  The minimum for banking regulators on Tier I is 6 percent, and we are at 10 percent.  So we are significantly above from those minimum numbers.  Part of the reason we have had some improvement in our capital ratios involves some trust-preferreds that we took down at midyear in ’07. So you add all that together, those are all included in the numerator of the regulatory ratios, and all of those regulatory ratios haircut out goodwill.

Tom Wasserman:

Ah.  Thank you very much and…

Dennis S. Hudson III:

Our total equity to assets, which would include, would not be haircutted with goodwill, is I believe around 9.5 percent, something like that.  That might be a number you might be familiar with.

Tom Wasserman:

Thanks a lot for that explanation, and I was pleased to hear your comments on your dividend.

Dennis S. Hudson III:

Thank you.

Operator:

Our next question is from David Bishop from Stiefel Nicolaus; please go ahead.

David Bishop:

Good morning, Denny. How you doing?

Dennis S. Hudson III:

Morning.

David Bishop:

I came in late, so I apologize if you’ve covered this already, but given the pretty significant easing by the Fed over the past couple weeks, are you seeing any response from some of your in-market competitors there who have, quite frankly, been pretty aggressive in terms of posting some relatively high CD specials out in the market?  Have you seen them back off at all as of late or the past week or two?

Dennis S. Hudson III:

It’s probably a little early.  Bill can comment in a second.  I’ll point out that it looks like we won’t have to worry about Countrywide, hopefully, which has actually been advertising nationwide. They have an office, I think one office, in one of our markets.  We definitely have seen some improvability, sort of general color on that.

William Hahl:

Yeah, before the Fed eased, we saw some easing from some of the competitors.  As Denny mentioned, Countrywide was at 5.65 and they were, right before the ease…

Dennis S. Hudson III:

This would be like a CD rate?

William Hahl:

Yeah, 5.65 for seven months, I think it was.  They were advertising 5 percent pre-Fed rate cut—whether they were anticipating that or not or whether it was the acquisition or whatever, I don’t know.  Bank United had backed down their rates as well; they were at 5.25.  National City was advertising at 5.25 for four years.  So as Denny mentioned, it’s really too early.  We haven’t seen any reaction yet from that.  We are hopeful that not only the CD rates will be affected, but we’ll see some change in the money market rate offerings as well, because they have been quite high. They were teaser rates, 30 and 90 or 90 and 180 days in the 5 percent range.

Dennis S. Hudson III:

I would point out that with some of the problems that have been experienced in money market funds, not bank deposits but funds, you’re really starting to see those rates get affected too.  So I can tell you, we are going to have to work hard to push those rates down, because that needs to happen.

David Bishop:

Then in terms of credit, obviously on our end there has been worry about the spillover effect to the commercial consumer side there.  I guess as you scrub the books there, what are you seeing in terms of early stage delinquencies, maybe more pure commercial non-real estate related type credits, and then on the consumer side, home equity, etcetera.

Dennis S. Hudson:

Well on the commercial side, we have not seen any deterioration that is measurable or has given us concern.  We have a very disciplined process around reviewing all of our exposures on the commercial side, and we have a very disciplined process around responding to evidence of deterioration in terms of our loan grading system, and that triggers all kinds of further review and so forth.  So I feel pretty confident that we have not seen any deterioration there. I will tell you anecdotally that we have noticed higher levels of vacancy in some of the retail centers.  They tend to be the fringe type centers and the like, but no impact on anything that we have.  The good news is the commercial portfolios, not just for us but for most banks, have a very wide variety of vintages associated with them.  Those credits are originated over a fairly long period of time, or tend to be, and so you just don’t see a concentration around any kind of valuation problem or anything like that which you might see in the residential exposures that banks have.  So we are not anticipating anything at this point.  Internally, we have expressed extreme caution in certain aspects of commercial development.  In fact, now there are very few parts of that market that we are promoting at all.  In terms of growth, we’re very cautious.

David Bishop:

Thank you.

Dennis S. Hudson III:

I’m sorry, Jean, Doug, did you have anything you would like to add?

Jean Strickland:

Well, we did undertake a review of our equity line portfolio to just make sure that we…

Dennis S. Hudson III:

Yeah, we’ve looked over…  We have a very small home equity portfolio—it tends to be amortizing loans more so than lines. We have looked at that over the last quarter and haven’t had any wide-spread issues there that have arisen to give us any concern.  We have seen some evidence of slower payments on some of our consumer portfolios, but they are very, very small and have not risen to any concerning level or anything like that.  It really is just a function of what’s happening in the residential market in terms of employment and the like.  But no major concerns at all, and our performance and statistics continue to significantly outperform the national and regional numbers.  Hope that answers it.

David Bishop:

Yes. I appreciate the color.

Operator:

Our next question is from Al Savastano from Fox-Pitt Kelton; please go ahead.

Al Savastano:

Morning guys.  How are you?

Dennis S. Hudson III:

Good Morning.

William Hahl:

Morning.

Al Savastano:

Just a question on reserving methodology.  You boosted reserves quite a bit in the third quarter.  Going forward, the reserves to loans ratio, can we expect that to increase if problem credits arise, or the reserve you set up will that bleed down?

Dennis S. Hudson III:

Well, all I can tell you is that we have a basket of loans that we have been concerned about for a year and as that basket of loans has matured over the past year and has been affected by what’s going on in the marketplace, we have tried to reflect that deterioration in the reserve building we’ve done over the past year.  The good news is we haven’t seen the size of the basket grow.  It’s actually come down a little bit and what has happened is loans inside that basket have just continued to migrate in terms of our concern.  We are at a point where we’ll just continue to watch that very, very carefully; and if we need to build, we will.  But we don’t presently see that.  So we’ll just have to see how conditions evolve over the next 12 months and see what happens.

Al Savastano:

So just let me make sure I understand completely.  Basically what you’re saying is:  if you have problems pop up outside of what you already know, that basket you were talking about, then reserves will likely have to go higher?

Dennis S. Hudson III:

I suppose that’s a fair statement.  Again, just to be clear, we have not noticed any growth.  We basically have everything we can imagine in that basket, I guess is all I have to tell you.  We have been pretty complete, I think, in the work we’ve been working on, not just in the last quarter, but in the context of the last 12 plus months.

Al Savastano:

Thank you.

Jean Strickland:

I think it’s fair to point out that market conditions continue to play a role in what happens with those credits and in fact others; so if we continue to see deterioration in the market, we will reflect it in our financials appropriately.

Dennis S. Hudson III:

Right.

Operator:

There are no further questions.

Dennis S. Hudson III:

Okay.  Well thank you very much for your attendance today.  Seacoast today continues to trade, I think, at a remarkable level relative to the core franchise value of our Company, and we will continue to grow that core franchise out over the next year and look forward to our next call. Thank you.

Operator:

Thank you ladies and gentlemen.  This concludes today’s conference. Thank you for participating.  You may all disconnect.

Please Note:

* Proper names/organizations spelling not verified.